Exhibit 99

CHRISTOPHER ROBERTS III APPOINTED TO MEREDITH BOARD OF DIRECTORS

Board extends Chairman Stephen M. Lacy’s term to November 2020

DES MOINES, IA (February 5, 2019) - The Meredith Corporation (NYSE:MDP; www.meredith.com) Board of Directors on February 2, 2019, appointed Christopher Roberts III to the Meredith Board as a Class II Director, effective at its next board meeting on May 7, 2019. Roberts will stand for election for a full two-year term expiring November 10, 2021, at Meredith’s Annual Shareholders Meeting in November 2019.

Roberts, 56, is one of the country’s leading consumer food production and agribusiness executives. He is currently president of Dairy Foods for Land O’Lakes, Inc., holding responsibility for all strategic and commercial activities in the $4 billion Retail, Foodservice, Ingredient and Industrial sectors. Roberts previously held positions of increasing responsibility at Cargill Inc., including serving as president of Cargill Foodservice North America. Roberts built his career in leadership roles at PepsiCo Inc. and The Coca Cola Company.
Roberts earned a Bachelor’s of Arts degree from the University of Illinois and a Master’s of Management degree from the Kellogg School of Management at Northwestern University.

“We welcome Chris to the Board of Directors and look forward to his contribution,” said Meredith Executive Chairman Stephen M. Lacy. “His broad experience across several of America’s largest food companies is a great complement to Meredith’s position as the largest food media company in the United States.”

Also at the meeting, the Board extended Chairman Lacy’s term one year to November 10, 2020, as a Class I Director. On January 15, Meredith announced Lacy would be retiring as Executive Chairman on March 31, 2019, following his 65th birthday on March 20, 2019, to become Non-Executive Chairman. These moves are all in keeping with Meredith’s long-standing leadership succession practices.

“We are pleased to have Steve’s continuing strong leadership and steady hand in the Chairman’s role,” said Mell Meredith, Vice Chairman of the Meredith Board of Directors. “I want to also welcome Chris Roberts to the Board and look forward to his contributions.”

Meredith has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as food, home, family, celebrity, entertainment, luxury, wellness, fashion and lifestyle. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets - including Atlanta, Phoenix, St. Louis and Portland - and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com